Exhibit 3.1

The Companies Law, 5759-1999

Amended and Restated Articles of Association of

FOAMIX PHARMACEUTICALS LTD.

(the “Company”)

1.	Definitions

1.1.          Capitalized terms used in these Articles of Association (the “Articles”) shall bear the meanings ascribed to such terms as set forth in this Article, unless inconsistent with the context:

 The “Company” – as defined in Paragraph 2 of these Articles.

 The “Law” – the Companies Law, 5759-1999 and the regulations promulgated thereunder, as shall be in effect from time to time.

1.2.          Any capitalized terms not otherwise defined herein shall have the meaning ascribed to them under the Law, unless the context necessitates otherwise. Words denoting the singular number shall include the plural number and vice versa; words denoting the masculine gender shall include the feminine gender; words denoting persons shall include corporations.

2.	Name of the Company

In Hebrew: פואמיקס פרמצבטיקה בע"מ

In English: FOAMIX PHARMACEUTICALS LTD.

3.	Company's Objectives

3.1.          The Company's objective is to engage in any lawful activity.

3.2.          The Company may donate reasonable amounts for appropriate cause, even if the donation does not fall within business considerations, as may be resolved by the Board of Directors of the Company (the “Board”).

4.	Authorized Share Capital

4.1.          The authorized share capital of the Company shall be NIS 1,000 divided into 10,000 ordinary shares of NIS 0.1 par value each.

4.2.          The rights attached to all ordinary shares of the Company shall be equal, and for each ordinary share paid in full there shall be one vote in the General Meeting of the Company’s shareholders.

5.	Limitation of Liability

5.1.          Each shareholder's obligations to the Company's obligations is limited to payment of the amount at which the shares were issued to such shareholder and which is outstanding, if any.

5.2.          The Company shall not be permitted to change the scope of a shareholder's liability or require a shareholder to purchase additional shares without such shareholder's consent.

6.	Limitations

6.1.          The right to transfer shares is restricted in the manner hereinafter prescribed.

6.2.          Any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

6.3.          The number of shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, shareholders of the Company) is limited to 50; provided that where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single shareholder.

7.	Shares

7.1.          Without derogating from any special rights of the Company's shareholders, if such shall be granted, the Company may allocate and issue shares with preferred rights or deferred rights or issue preferred shares from the share capital that had not previously been issued, or issue shares with restricted rights or other special rights or voting rights, rights of redemption (and to redeem such shares accordingly), or relating to other matters as shall be determined by the Company from time to time by way of a shareholders' resolution or resolution of the Board, as applicable.

7.2.          If at any time, the share capital is divided into different classes of shares, the Company may, by way of a shareholders resolution (unless the terms of allotment of that class of shares provide otherwise), change, convert, expand, add or otherwise modify the rights, privileges, advantages, restrictions and provisions associated or not associated at that time with any of the classes, or as shall be determined by the shareholders resolution which shall be passed at a General Meeting of the holders of the shares of such class. The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class.

7.3.          Issuance of shares shall be under the authority of the Board, who shall have the power to allot shares as it may find fit, for a cash payment or for a non-cash payment, with the same limitations and conditions, and at such times that the Board finds fit, and such allotment shall entail the authority to make calls for payment for any such shares, for such duration of time and at such amount which the Board shall find fit. The Board may delegate its authorities in the matters set forth in this Section, to the extent permitted by law.

7.4.          If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder of the share or by the custodian of such person or by a person lawfully holding such shares at that time.

7.5.          Unless otherwise set forth in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

7.6.          Section 290(a) of the Law shall not apply to the Company.

7.7.          The Company shall be permitted, subject to the provisions of the Law, to issue redeemable shares and to redeem such shares.

8.         Transfer of Shares The right to transfer shares in the Company is subject to the approval of the Board. Such approval shall be at the sole discretion of the Board. The Board may refuse to approve such transfer or assignment without the need to give any reasons; notwithstanding anything to the contrary herein or in any shareholders’ agreement, the creation of a pledge over shares of the Company under a pledge agreement pursuant to the Amended and Restated Credit Agreement and Guaranty, dated as of March 9, 2020 among, inter alia, Foamix Pharmaceuticals Inc., the Company, Menlo Therapeutics Inc., Perceptive Credit Holdings II, LP, OrbiMed Royalty & Credit Opportunities III, LP, as may be amended from time to time, and the transfer of shares by way of realisation of such pledge, shall not require the approval of the Board of Directors of the Company or otherwise be restricted in any manner by these Articles).

9.        General Meeting

9.1.          The Company may adopt resolutions of the General Meeting without convening a shareholders' meeting, provided such resolutions are adopted unanimously by all shareholders entitled to vote in such a meeting. If resolutions are adopted in such a manner, the chairman of the Board, and in lack thereof, the director who initiated the resolution, shall record the minutes of the meeting and attach thereto the signatures of all of the said shareholders.

9.2.	Pursuant to Section 50(a) of the Law the general meeting may assume powers conferred on another organ, including, to the maximum extent permitted by Law, powers conferred on the Board.

10.	Board of Directors

10.1.        The Board shall consist of such number as determined by a shareholders' resolution of the Company, but will not be less than one (1).

10.2.        The appointment, replacement and removal of a director shall be by delivery of a written notice to the Company, signed by the shareholder(s) of the Company holding a majority of the issued and outstanding share capital of the Company. The appointment, replacement and removal of a director shall take effect immediately upon delivery of such notice to the Company, unless otherwise stated in such notice. Such notice may set that the appointment, replacement and removal of a director shall become effective at a later date in the future (including, upon the occurrence of a future event).

10.3.        The Board may elect one of its members to be the chairman of the Board. The chairman of the Board shall preside at every meeting of the Board and shall sign the minutes of the meetings of the Board. The office of the chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

10.4.        The Board may convene meetings via any means of communication, including audio or video conference, provided that each director participating in such call can simultaneously hear, and be heard by, each other director participating in such call. Such participation by a director in a meeting shall constitute attendance in person of that director at the meeting.

10.5.        The Board may adopt resolutions without convening a meeting of the Board, provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon have given their consent not to convene a meeting on such matters. If resolutions are adopted in such a manner, the chairman of the Board (and if there is no chairman, the director who initiated the resolution) shall record the minutes of the meeting and attach thereto the signatures of all of said directors. Such minutes shall be considered minutes of a meeting of the Board for all intents and purposes.

10.6.        Any Board member is entitled to appoint an alternate director for himself (an “Alternate Director”). A person may be an Alternate Director if such person is qualified to serve as a director of the Company, or if such person is already a director in the Company or an Alternate Director in the Company. Any Alternate Director shall have a vote equal to the vote of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason. In the event that a member of the Board is precluded by law or otherwise from participating in a meeting or a vote of the Board, such member shall be entitled to appoint an Alternate Director to so participate and/or vote in his place.

11.       Signatory Rights The Board shall be entitled to authorize any person or persons (who need not be directors) to sign on behalf of the Company, and to designate the form of such signature.

12.	Auditors; Financial Statements

12.1.        The financial statements that the Company is required by law to prepare each year shall be prepared within nine (9) months from the end of the fiscal year of the Company.

12.2.        The appointment, authorities, rights and duties of the auditor(s) shall be regulated by applicable law; provided, however, that in exercising their authority to fix the remuneration of the auditor(s), the shareholders may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board (with right of delegation to management) to fix such remuneration.

12.3.           The Company is not obligated to hold annual meetings, save for to the extent necessary to appoint an auditor. The auditor may be appointed to act until the completion of up to three audits of the Company's financial statements.

13.	Notices

13.1.           Any notice may be served by the Company to any shareholder at such shareholder's address or other contact details as specified in the register of shareholders, by personal delivery, postal delivery, facsimile, or in a prepaid envelope or package addressed to such shareholder.

13.2.           All notices to be given to the shareholders, with respect to any share to which persons are jointly entitled, shall be given to whichever of such persons whose name appears first in the register of shareholders, and any notice so given shall be sufficient notice to the holders of such shares.

13.3.           Any such notice sent via registered postal mail shall be deemed to have been served within three (3) business days after it has been posted; or when actually tendered in person to such shareholder; or upon electronic confirmation of delivery if it has been sent by email or facsimile on a business day (or on the first business day thereafter if transmitted on a non-business day).

13.4.           If a person becomes entitled to any share under law, a transfer or any other means, such person shall be deemed included in any notice with respect to such share duly delivered, prior to the entry of person's name in the register of shareholders, to the person from whom entitlement to the share arose.

13.5.           The accidental omission to give notice of a meeting to any shareholder or the non-receipt of notice sent to such shareholder shall not invalidate the resolutions passed at such meeting.

14.	Indemnification, Release and Insurance

14.1.           To the extent permitted under applicable law, the Company may indemnify an Office Holder (“Noseh Misra”, as defined under the Law) for a liability or expense imposed on him or expended by him as a consequence of an act which he performed by virtue of being an Office Holder, as set forth below:

      14.1.1.           a financial liability imposed on such Office Holder in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator's decision that was approved by a court;

      14.1.2.           reasonable litigation expenses, including attorney fees, expended by an Office Holder as a result of an investigation or any proceeding instituted against him by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Office Holder and without imposing on the Office Holder a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Office Holder but with imposing a financial obligation in lieu of a criminal proceeding in an offense that does not require proof of mens rea, or in connection with a financial sanction. In this section-

A. Conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated - shall mean the closure of the file as ascribed in Paragraph 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (in this sub-clause - the “Criminal Procedure Law”), or a stay of proceedings granted by the attorney general in accordance with Paragraph 231 of the Criminal Procedure Law; and

B. “financial liability in lieu of a criminal proceeding” shall mean financial liability imposed under law in lieu of a criminal proceeding, including administrative fines in accordance with the Administrative Offenses Law, 5746-1985, fines imposed for an offense designated as an offense subject to fine in accordance with the Criminal Procedure Law, monetary sanctions, forfeit or penalty.

14.1.3.           reasonable litigation expenses, including attorneys' fees, incurred by an Office Holder or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offense that does not require proof of mens rea;

14.1.4.           any other event, circumstances liability or state of matters with respect to which the Company may, currently or in the future, under the Law or any other applicable law indemnify an Office Holder of the Company, and to the extent the provisions of any such law determine that indemnity pursuant to such law is conditioned upon these Articles containing such a provision allowing for indemnity in such cases, then such provision shall be deemed to be included in these Articles by way of reference (including, without limitation, as set forth in Section 56H of the Securities Law, 5728-1968 (as amended, the “Securities Law”) and Section 50P of the Entomic Competition Law, 5758-1988 (as amended, the “Anti-Trust Law”).

14.2.           The Company may undertake to indemnify an Office Holder, in advance, with respect to any of the following:

14.2.1.           as set forth in Article 14.1.1, provided that the undertaking to indemnity shall be limited to events which the Board believes are predictable in light of the Company's business de facto at the time the undertaking to indemnify is granted, and to amounts or criteria that the Board had determined to be reasonable under the circumstances, and that the undertaking to indemnify shall specify such predictable events and the amounts or criterion so determined; and

14.2.2.           as set forth in Articles 14.1.2, 14.1.3 and 14.1.4.

14.3.           Subject to applicable law, the Company may indemnify an Office Holder retroactively.

14.4.           Subject to applicable law, as may be from time to time, the Company releases, in advance an Office Holder from all or any part of the liability due to damages arising out of a breach of duty of care towards the Company.

14.5.           Subject to applicable law, as may be from time to time, the Company may enter into an agreement for the insurance of all or any part of the liability of an Office Holder imposed on such Office Holder due to an action performed by virtue of being an Office Holder in the Company, with respect to any of the following:

14.5.1.           a breach of duty of care – as such term is defined in Article A of Chapter 3, Part 6 of the Law – towards the Company or towards another person;

14.5.2.           a breach of fiduciary duty – as such term is defined in Article B of Chapter 3, Part 6 of the Law – towards the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

14.5.3.           a financial obligation imposed on him in favor of another person due to an action performed by him by virtue of being an Office Holder in the Company;

14.5.4.           any other event, circumstances liability or state of matters with respect to which the Company may, currently or in the future, under any applicable law, insure an Office Holder of the Company, and to the extent such law determine that the effectiveness of such provision is conditioned upon these Articles containing such a provision allowing for procurement of insurance in such cases, then such provision shall be deemed to be included in these Articles by way of reference (including, without limitation, as set forth in Section 56H of the Securities Law and Section 50P of the Anti-Trust Law).

14.6.           Nothing in these Articles is intended, in any manner, to restrict the Company in respect of indemnification, release and/or the procurement of insurance:

14.6.1.           in respect of any person who is not an Office Holder, including, without limitation, its employees, agents, consultants or contractors of the Company; and/or

14.6.2.           in respect of any Office Holder to the extent that such insurance and/or indemnification is not specifically and explicitly prohibited under law.

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